                                                               REDACTED VERSION


                                     EXHIBIT 10.1

                                          TO

                                IMMUNEX CORPORATION'S

                                       FORM 8-K

                                        DATED

                                    JULY 24, 1996





    "[*]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a report for confidential treatment.

                                                                   EXHIBIT 10.1










                                  RESEARCH AGREEMENT

                                     BY AND AMONG

                        THE WYETH-AYERST RESEARCH DIVISION OF

                         AMERICAN HOME PRODUCTS CORPORATION,

                        THE LEDERLE PHARMACEUTICAL DIVISION OF

                              AMERICAN CYANAMID COMPANY

                                         AND

                                 IMMUNEX CORPORATION

                                                                   EXHIBIT 10.1


                                   RESEARCH AGREEMENT

    THIS AGREEMENT is made as of this 1st day of July, 1996 ("Effective Date") by and among AMERICAN HOME PRODUCTS CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("AHPC"), acting through its Wyeth-Ayerst Research Division ("W-AR"), AMERICAN CYANAMID COMPANY, a corporation organized and existing under the laws of Maine and a wholly-owned subsidiary of AHPC ("ACY"), acting through its Lederle Pharmaceutical (formerly Lederle Laboratories) division ("Lederle"), and IMMUNEX CORPORATION, a corporation organized and existing under the laws of the State of Washington, together with its Affiliates ("Immunex").

    WHEREAS, Immunex and ACY entered into that certain Research and Development Agreement dated as of June 1, 1993 (the "Research and Development Agreement") providing for, among other things, the financial support by Immunex of oncology research and development by ACY and the collaboration of the parties in oncology research and development as set forth in said agreement; and

    WHEREAS, the oncology research and development activities of ACY are currently being conducted by W-AR and Lederle (collectively, "Wyeth");
    WHEREAS, the parties hereto desire to terminate the Research and Development Agreement and to replace it with this Agreement on the terms and conditions set forth herein and the TNFR Agreement (as defined herein).

    NOW THEREFORE, in consideration of the premises, representations and warranties set forth herein, the parties hereto agree as follows:

                               ARTICLE 1.  DEFINITIONS

    1.01 "Affiliate" shall mean any corporation or business entity of which a party owns directly or indirectly, fifty percent (50%) or more of the assets or outstanding stock, or any corporation which a party directly or indirectly controls, or any parent corporation that owns, directly or indirectly, fifty percent (50%) or more of the assets or outstanding stock of a party or directly or indirectly controls a party. For purposes of this Agreement, the parties and their Affiliates shall not be deemed to be Affiliates of each other.

    1.02 "AHPC/ACY Patent(s)" shall mean all AHPC/ACY Granted Patents and patent applications relating to WNOP(s), Joint Patents, or third-party patents or patent applications in which AHPC/ACY has a licensable interest, that are necessary or useful in order to research, develop, make, have made, market, use, import, offer for sale, or sell WNOP(s), and any reissues, re-examinations, continuations, continuations-in-part, divisions, renewals, extensions, patents of addition, and any extension of the term of the patent or supplementary protection certificate or other means by which greater effective patent protection is extended that exist as of the Effective Date or are issued or filed at any time during the term of this Agreement.

    1.03 "Amended INOP Agreement" shall mean the Immunex New Oncology Product License Agreement, dated June 1, 1993, between Immunex and ACY, as amended by Amendment No. 1 dated the date hereof.

    1.04 "Combination Product(s)" shall mean any pharmaceutical or biological preparation in finished form that contains Relinquished WNOP(s) in combination with one or more other active ingredients.

    1.05 "Distributor" shall mean any unaffiliated third party that purchases Products in finished form (in final packaged form bearing Immunex tradedress) for resale in a particular part of the Territory.

    1.06 "Field" shall mean the diagnosis or treatment of cancerous or precancerous transitional or neoplastic diseases or conditions in human beings.

    1.07 "Governance Agreement" shall mean the Amended and Restated Governance Agreement among American Cyanamid Company, Lederle Oncology Corporation and Immunex Corporation dated as of December 15, 1992.

    1.08 "Granted Patent(s)" shall mean any claims of an issued and unexpired Patent that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, or that remains unappealable or unappealed within the time allowed for appeal, or that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise, and shall refer to patents owned solely by Immunex ("Immunex Granted Patents"), patents owned solely by AHPC and/or ACY ("AHPC/ACY Granted Patents"), or patents owned jointly by the parties ("Joint Granted Patents"), however appropriate.

    1.09 "Health Care Market" shall mean end users of health care products, health care professionals or treatment providers, hospitals, clinics, health maintenance organizations, wholesalers, Distributors, manufacturers of systems or equipment that incorporate Products or Technology as enabling technology, operating components or reagents, and third parties who assist in the sale, marketing or distribution of Products or Technology other than by co-promotion or co-marketing arrangements.

    1.10 "Immunex Patent(s)" shall mean all Immunex Granted Patents and patent applications and any third party patents and patent applications in which Immunex has a licensable interest, that are necessary or useful in order to research, develop, make, have made, market, use, import, offer for sale, sell, or have sold Product(s), and any reissues, re-examinations, continuations, continuations-in-part, divisions, renewals, extensions, patents of addition, and any extension of the term of the patent or supplementary protection certificate or other means by which greater effective patent protection is extended that exist as of the Effective Date of or are issued or filed at any time during the term of this Agreement.

    1.11 "Intellectual Property" shall mean Patent(s) and Technology and where appropriate may specifically refer to Intellectual Property solely owned or controlled by Immunex (the "Immunex Intellectual Property"), solely owned or controlled by AHPC/ACY (the "AHPC/ACY Intellectual Property"), or jointly owned or controlled by the parties hereto (the "Joint Intellectual Property").

    1.12 "Immunex New Oncology Product" or "INOP" shall have the meaning accorded thereto in the Amended INOP Agreement.

    1.13  "Immunex Territory" shall mean North America (as defined herein).

    1.14 "Joint Patent(s)" shall mean all Granted Patents and patent applications of which AHPC and/or ACY is a joint owner with Immunex, as determined by the patent laws of the United States or as otherwise expressly provided for by the parties.

    1.15  "Manufacturing Cost" shall mean, for each quantity of an Elected
WNOP, the cost to the manufacturing party or its Affiliate(s) for raw materials, energy, labor (salary and benefits), and reasonable overhead charges relating to the manufacture, quality control testing and delivery of such Product, and other direct and allocable indirect costs to manufacture such Product, including but not limited to royalties to an unaffiliated third party on licensed technology, manufacturing charges for inventory adjustments, for offgrade or defective material, handling losses, physical adjustments, salvage and start-up, all such costs and charges to be calculated on a basis consistent with then current methods and practices applied to all other products manufactured by the manufacturing party, as the case may be, at the facility or facilities used for production. If such Product is manufactured by a party that is not an Affiliate of a party to this Agreement, the Manufacturing Cost shall be the amount payable to the unaffiliated third party on arm's-length dealing with such manufacturer plus any costs needed to complete manufacture quality control testing and delivery of such Products. Manufacturing Cost shall not include capital costs, other than depreciation, or opportunity costs for contract manufacturing.

    1.16 "Market Launch" shall mean on a country by country basis, the first commercial sale of a Product(s) in that country.

    1.17 "Materials" shall mean any and all compounds, culture media, assay systems, DNA, RNA, and fragments thereof, genes and other nucleotide constructs, plasmids, vectors, development strains, expression systems, cell lines, antibodies, hybridomas, clones, peptides, protein compositions, colonies, animal models, promoters, epitopes, microorganisms and any other biological or chemical materials, as well as the information embodied therein, that are necessary or useful in developing, manufacturing, using, marketing, or selling Product(s).

    1.18  "Net Sales" shall mean the gross invoice price of Relinquished
WNOP(s) sold by Wyeth, its Affiliates, sublicensees, distributors or other designees to an independent third party after deducting, if not already deducted in the amount invoiced:
        (i) the standard inventory cost (actual acquisition cost) of devices used for dispensing or administering such Product(s) and that accompany such Product(s) as they are sold;
        (ii)  then normal or customary trade, cash, and/or quantity discounts;
        (iii) returns, rebates and allowances;
        (iv) retroactive price reductions applicable to sales of such Product(s);
        (v)   sales commissions paid to distributors and selling agents;
        (vi)  sales taxes, excise taxes, tariffs and duties; and
        (vii) two percent (2%) of the amount invoiced to cover bad debt, freight or other transportation costs, insurance charges, additional special packaging, and other governmental charges.

     1.19 "North America" shall mean the United States, its territories and possessions (including Puerto Rico) and Canada.

     1.20 "Oncology Products" shall have the meaning accorded thereto in the Amended INOP Agreement.

     1.21 "Other Product(s)" shall mean all products heretofore or hereafter discovered or developed by Immunex other than Immunex New Oncology Product(s) in the Field. Other Product(s) shall exclude any product to the extent that Immunex cannot grant license rights to Wyeth due to preexisting agreements entered into prior to December 15, 1992. However, should Immunex have any such rights returned to it, Immunex shall notify Wyeth of the extent to which the returned rights allow that product to be deemed an Other Product.

     1.22 "Patents" shall mean Immunex Patents, AHPC/ACY Patents, and Joint Patents.

     1.23 "Product(s)" shall mean individually and/or collectively, depending on the context, the WNOPs, INOPs, Other Products and Oncology Products.

     1.24 "Technology" shall mean all technical data, and business and other commercial information relating to Products that are owned or controlled by a party and for which such party has a right to disclose or license to the other hereunder, excluding Wyeth data and information relating to Third Party Projects, but including techniques, discoveries, inventions, processes, know-how, Materials, regulatory data and information of any kind including pre-clinical and clinical experimental results, and any other information reasonably necessary to permit a party to develop, manufacture, test, use, market, sell and distribute a Product, in whatever form kept and whether or not such information is patentable, copyrightable, or subject to trademark protection, and whether or not such aforementioned intellectual property protection has been sought. As appropriate, Technology may be referred to as that solely owned or controlled by Immunex ("Immunex Technology"), that solely owned or controlled by AHPC and/or ACY ("Wyeth Technology"), and that owned or controlled jointly by the parties ("Joint Technology").

     1.25 "Third Party Projects" shall mean each AHPC and/or ACY substance of any kind heretofore or hereafter acquired pursuant to a merger or acquisition or acquired or discovered pursuant to a license, joint venture, collaboration or other third party transaction, and including without limitation any future derivations of, new or additional oncology uses for, or modifications to such substance by internal Wyeth efforts or otherwise.

     1.26 "TNFR" shall mean tumor necrosis factor receptor (p80) and all derivatives and analogues thereof.

     1.27 "TNFR Agreement" shall mean the TNFR License and Development Agreement, dated the date hereof, between Immunex and Wyeth, regarding the global development of TNFR.

     1.28 "Wyeth Internal Oncology Discovery" shall mean the research activities undertaken by Wyeth's oncology discovery research group at the oncology research facility at Pearl River, New York, and at additional or successor locations to such Pearl River research facility, at which such activities may be conducted in the future, to discover and develop products in the Field that are chemically derived, small molecules or peptido mimetic molecules, excluding activities relating to Third Party Projects.

     1.29 "Wyeth New Oncology Products" or "WNOPs" shall mean all products useful (to the extent useful) in the Field resulting from Wyeth Internal Oncology Discovery, including, without limitation:
          -cytotoxics (including photosensitizers) and cytotoxic modulators; -small molecule hematopoietic stimulators;
          -receptor antagonists
          -signal transduction pathway inhibitors
          -nuclear receptors
          provided, however, that a product shall be deemed to have resulted from Wyeth Internal Oncology Discovery if either (i) the initial identification of the structure of the compound is made by Wyeth Internal Oncology Discovery; or (ii) the initial identification of the structure of a compound is made by Wyeth outside of Wyeth Internal Oncology Discovery, and such compound is (x) subsequently determined by Wyeth Internal Oncology Discovery to be useful in the Field and (y) developed by Wyeth primarily for use in the Field.

     1.30 "Wyeth Territory" shall mean all of the countries of the world except North America.

     1.31 Each of the following definitions are found in the body of the Agreement as indicated:
                                                                     PARAGRAPH
                                                                     ---------
"Covered Product"                                                       4.01

"Elected Wyeth Oncology Product" or "Elected WNOP"                      2.05

"Exercise Period"                                                       2.04

"Global Development Plan"                                               2.07(b)

"Information"                                                           5.10

"Joint Project Development Team"                                        2.07(c)

"License Right"                                                         2.01

"Product Agreement"                                                     2.07

"Product Development Steering Committee"                                2.02

"Registration and Positioning Strategy Document"                     2.07(i)(ii)

"Relinquished Wyeth Oncology Product" or "Relinquished WNOP"            2.07(i)

"Research Strategy Document"                                            2.07(b)

"ROC"                                                                   2.03

"Shared Costs"                                                      2.07(a)(iii)

"Wyeth IND Track Proposal Document"                                     2.04

              ARTICLE 2.  IMMUNEX RIGHTS TO WYETH NEW ONCOLOGY PRODUCTS

     2.01 Right to Obtain Exclusive License: In consideration for payments made by Immunex in support of Wyeth Internal Discovery prior to the Effective Date and the payments to be made pursuant to Paragraph 3.01 hereof, Wyeth hereby grants and agrees to grant to Immunex the right as set forth in this Article 2 to obtain an exclusive license on the terms set forth in Paragraph 2.07(a) below with respect to each WNOP in the Immunex Territory (a "License Right"). It is expressly understood and agreed that no Third Party Projects shall be subject to a License Right.

     2.02  Steering Committee.
          (a) Formation. As soon as practicable after the Effective Date, an omnibus committee (the "Product Development Steering Committee") shall be formed comprising an equal number of senior representatives of each party to supervise and monitor the implementation activities of all Joint Project Development Teams. The Product Development Steering Committee shall, among other things, review draft research strategies, forecast and endorse projected budgets and manage the flow of funds. Decisions shall be reached through majority vote.
          (b) Dispute Resolution. The Product Development Steering Committee shall endeavor to resolve as soon as practicable all matters in dispute in
                                         -7-
connection with the development of Elected WNOPs, including any matters referred to it as contemplated by Paragraph 2.07(d). If, after a period of thirty (30) days (or earlier at the election of either party), any such matter is not resolved, the matter shall be referred to the CEO of Immunex and the Executive Officer of AHPC responsible for global pharmaceutical operations, or their designees, to resolve in a period of thirty (30) days through good faith discussions, or if still unresolved, to promptly agree upon a binding independent third party dispute resolution mechanism intended to promptly and fairly resolve the matter in dispute.

     2.03 Informational Reports to Immunex: Wyeth shall keep Immunex informed of all current and planned Wyeth Internal Discovery activities by providing Immunex with a written annual report detailing the status of such discovery activities for the previous year and a summary of the activities planned for each item so detailed, as well as any new items for the year immediately following the year reported on. Wyeth shall also provide Immunex with summary semi-annual reports of such activities in a form that is acceptable to each party. From time to time, Wyeth shall also provide oral updates of significant developments with regard to Wyeth Internal Discovery efforts. Immunex representative(s) shall also be invited to Wyeth Discovery Council and Research Operating Committee ("ROC") meetings to discuss select oncology discovery projects and IND track candidates that are the subject of Immunex's License Rights hereunder.

     2.04 Commencement of Exercise Period: In the event that the ROC formally accords any WNOP "IND-track status," Wyeth shall, as soon as reasonably practicable thereafter, provide to Immunex written notice thereof, together with a Wyeth IND Track Proposal Document and Immunex shall have a period of ninety
(90) days from the date of such written notice (the "Exercise Period") in which to exercise its License Right with respect to such WNOP. The "Wyeth IND Track Proposal Document" means a proprietary Wyeth research management document that
(i) outlines the background data accumulated on a candidate product that supports the designation by Wyeth research management that such candidate product should be accorded IND track status, and (ii) contains a pre-clinical development plan and a description of potential indications for such IND track candidate product, together with preliminary timelines and budgets through the anticipated IND filing.

     2.05 Exercise of License Right: In order to exercise the License Right with respect to a WNOP, Immunex shall provide written notice of its election to so exercise to Wyeth, on or before the expiration of the Exercise Period and such product shall thereupon be deemed to be an "Elected Wyeth New Oncology Product" or "Elected WNOP."

     2.06 Expiration of Exercise Period: If Immunex has not exercised its License Right with respect to any WNOP within the applicable Exercise Period, no rights with respect thereto shall vest in Immunex and Wyeth shall retain all rights to such WNOP to exploit in its sole discretion (including without limitation, North American development activities), with no further obligations of any kind to Immunex.

     2.07 Exercise of Rights/Preparation of Product Agreement: Promptly after the exercise by Immunex of the License Right with respect to an Elected WNOP, the parties shall negotiate and develop the terms and conditions of a license and product development agreement to be entered into by AHPC or an AHPC Affiliate and Immunex (a "Product Agreement") granting an exclusive license to Immunex and governing the ongoing development and commercialization of such Elected WNOP, which shall, unless otherwise agreed, include the following principles:
          (a) Grant of Exclusive License: The Product Agreement shall contain a grant of an exclusive license under AHPC/ACY Intellectual Property, including AHPC/ACY's interest in any Joint Intellectual Property, to make, have made, use, offer for sale, sell, have sold, and import the Elected WNOPs in the Field in the Immunex Territory, such license to be subject to Wyeth's retained right to make, have made and use such Elected WNOPs in North America, including the right to sell for export to the Wyeth Territory.
          (b) Research Strategy Document and Global Development Plan: The Product Agreement shall provide for the joint preparation, prior to IND filing, of (i) a "Research Strategy Document" outlining the general indications and approaches to be taken by the parties to gain the initial and each subsequent market approval; and (ii) a "Global Development Plan" outlining and specifying the duties and responsibilities of each party in completing the preclinical and clinical development of the product and including and identifying the studies anticipated to be required to obtain marketing approvals as well as the required manufacturing investments and responsibilities. The Global Development Plan shall also specify the criteria for continuation of clinical studies at mutual and synchronized decision points.
          (c) Joint Project Development Team. A team ("Joint Project Development Team") shall be formed to prepare the Research Strategy Document and Global Development Plan for each Elected WNOP, and to manage the implementation of the Global Development Plan. The Joint Project Development Team shall be comprised of representatives designated by each party on the basis of specific areas of expertise and ability to contribute to the development of the Elected WNOP. Decisions of the Joint Project Development Team shall be made by consensus (i.e., a majority of the members designated by the representatives designated by each party). In the implementation of the Global Development Plan, the Joint Project Development Team shall utilize either party's personnel or other resources in any Territory, subject
                                         -9-
to prior mutual agreement, and shall base all resource allocation decisions on factors such as personnel availability, expertise and overall efficiency.
          (d) Dispute/Deadlock Resolution. The Joint Project Development Team shall endeavor to reach a consensus on all matters in dispute within a period of thirty (30) days. If such a resolution cannot be reached in that time period (or earlier at the election of either party), the matter shall be referred to the Product Development Steering Committee which shall endeavor to resolve the matter as soon as practicable in accordance with the provisions of Paragraph 2.02(b).
          (e)  Sharing of Development Expenses.
               (i) The costs of all development activities authorized by the Product Development Steering Committee for an Elected WNOP for the North American and European markets incurred from the commencement of the corresponding Exercise Period shall be shared on an equal basis between the parties, such costs to include, without limitation:
     - direct out-of-pocket costs (E.G. grants, materials, animals, and costs of similar nature)
     -    costs of chemical or process development, excluding capital costs;
     -    direct labor costs (salary plus benefits); and
     -    overhead factors (standardized to an appropriate add-on factor
( E.G. [ * ] ) to the direct labor costs),
          with all costs to be determined by allocation principles established by mutual agreement of the parties which shall be in accordance with generally accepted accounting principles, consistently applied.
               (ii) Territory specific activities intended to support unique regulatory and marketing approvals in territories other than North America and Europe (E.G., Japan, Latin America) shall be excluded from equal basis sharing between the parties, and shall be borne solely by Wyeth. Each party shall be responsible for funding and management of any Phase IV studies performed in its respective Territory.
               (iii) The Joint Project Development Team shall prepare annual workplans and budgets designating planned activities and estimated costs subject to cost sharing ("Shared Costs") pursuant to subparagraph (i) above, which workplans and budgets shall be reviewed by the Product Development Steering Committee and such budgets shall be combined by the Steering Committee with similar budgets, if any, relating to other Product Agreements. Based upon such budgets, the party projected to be required to reimburse the other to equally balance Shared Costs shall pay to the other, in advance of each calendar month, 1/12 of the difference between (a) its budgeted annual Shared Costs, and (b) one-half of the total annual budgeted Shared Costs to be incurred by both parties. Each party shall report to the other, within ten (10) days following the end of each calendar month, its actual Shared Costs for such month. The parties shall adjust the budgeted monthly payments on a quarterly basis to reflect actual Shared Costs incurred in previous calendar quarters.
          (f) Supply Provisions: The Product Agreement shall provide that, if an Elected WNOP (or an ingredient or component thereof) is to be manufactured by either Wyeth or Immunex for supply to the other, then the manufacturing party shall supply the other party's reasonable clinical and commercial requirements for such Elected WNOP at the manufacturing party's Manufacturing Cost plus, in the case of reasonable commercial requirements, a reasonable profit pursuant to an appropriate supply and manufacturing agreement specifying the quantity and quality of such Wyeth Elected New Oncology Product, delivery schedule, termination and other material terms.
          (g) Publication: The Product Agreement shall establish a publication policy related to the results of the product development, taking into account the existing publication approval policies of the parties, the right of the parties to file for appropriate patent protection, and the confidentiality provisions of this Article 5. Such policy shall provide that each party shall inform the other party if it contemplates publication or disclosure of any technical data or other scientific information obtained in the product development process prior to submission to unaffiliated third parties in order to avoid potential loss of international patent rights.
          (h) Joint Intellectual Property: The Product Agreement shall include appropriate provisions for the joint ownership and use of Joint Intellectual Property.
          (i) Release of Rights: The Product Agreement covering each Elected WNOP shall provide Immunex with the right, in its sole discretion, to terminate such Product Agreement and the sharing of costs thereunder with respect to such Elected WNOP (a "Relinquished Wyeth New Oncology Product" or "Relinquished WNOP") by providing written notice thereof to Wyeth within the following time periods:
               (i) Time Period I: Within thirty (30) days following the written notification to Immunex of the results obtained from preliminary safety studies (i.e., following completion of Phase I clinical trials);

               (ii) Time Period II: Within thirty (30) days following the end of Phase II clinical trials and receipt by Immunex of a "Registration and Positioning Strategy Document." The "Registration and Positioning Strategy Document" means a document which updates the Global Development Plan and which is prepared by the Joint Project Development Team prior to the initiation of Phase III studies; and
               (iii)  Time Period III:   Within thirty (30) days of receipt by
Immunex of the results of that portion of the Phase III clinical trial data to be utilized for the regulatory filings in the Immunex Territory together with any other relevant scientific data that is then available to Wyeth and is useful or necessary in evaluating the safety or efficacy of the Product.
          Upon receipt by Wyeth of such notice, all rights to such Relinquished WNOP shall revert to Wyeth to exploit in Wyeth's sole discretion, with no further obligations of any kind to Immunex except for Immunex's right to receive payments in accordance with subparagraph (j) below. The Product Agreement shall not otherwise be terminable, transferable or assignable by Immunex.
          (j) Royalties: The Product Agreement shall provide that, subject to Wyeth's right to recoup its incremental development costs pursuant to subparagraph (o) below, if Wyeth or any Wyeth Affiliate, sublicensee, or other designee sells a Relinquished WNOP which has been relinquished pursuant to Paragraph 2.07(i)(ii) or (iii) (but not 2.07(i)(i), Wyeth shall pay or cause to be paid to Immunex an earned royalty on their respective quarterly Net Sales in North America to begin on the date of Market Launch of such Relinquished WNOP in a specific country within North America and continue until the later of
(i) expiration of the last Granted Patent(s) in such country that specifically claims such Relinquished WNOP being sold in such country, or (ii) ten (10) years from the date of such Market Launch of the Relinquished WNOP in such country, all in accordance with the following:
               (A) if such Relinquished WNOP has been relinquished pursuant to Paragraph 2.07(i)(ii) above and is not claimed by a Granted Patent(s), Wyeth shall pay or cause to be paid to Immunex (i) an earned royalty of [ * ] on Net Sales thereof by Wyeth, its Affiliates, or designees, and (ii) if rights thereto are licensed by Wyeth to an unaffiliated third party, Wyeth shall pay or cause to be paid to Immunex [ * ] of revenues received by Wyeth with respect to Net Sales thereof by such third party;
               (B) if such Relinquished WNOP has been relinquished pursuant to Paragraph 2.07(i)(ii) above and is claimed by a Granted Patent(s), Wyeth shall pay or cause to be paid to Immunex (i) an earned royalty of [ * ] on Net Sales thereof by Wyeth, its Affiliates, or other designees, and (ii) if rights thereto are licensed by Wyeth to an unaffiliated third party, Wyeth shall pay or cause to be paid to Immunex [ * ] of revenues received by Wyeth with respect to Net Sales thereof by such third party;
               (C) if such Relinquished WNOP has been relinquished pursuant to Paragraph 2.07(i)(iii) above and is not claimed by a Granted Patent(s), Wyeth shall pay or cause to be paid to Immunex (i) an earned royalty of [ * ] on Net Sales thereof by Wyeth, its Affiliates, or other designees; and (ii) if rights thereto are licensed by Wyeth to an unaffiliated third party, Wyeth shall pay or cause to be paid to Immunex [ * ] of revenues received by Wyeth with respect to Net Sales thereof by such third party;
               (D) if such Relinquished WNOP has been relinquished pursuant to Paragraph 2.07(i)(iii) above and is claimed by a Granted Patent(s), Wyeth shall pay or cause to be paid to Immunex (i) an earned royalty of [ * ] on Net Sales thereof by Wyeth, its Affiliates, or other designees, and (ii) if rights thereto are licensed by Wyeth to an unaffiliated third party, Wyeth shall pay or cause to be paid to Immunex [ * ] of revenues received by Wyeth with respect to Net Sales thereof by such third party.
          (k) Combination Products: The Product Agreement shall provide, with respect to Relinquished WNOPs relinquished pursuant to Paragraphs 2.07(i)(ii) or 2.07(i)(iii), that:
               (i)  with respect to Combination Products,
                    (A) Royalties due on sales of Combination Product(s) shall be calculated by multiplying actual Net Sales of such Combination Products by the fraction A/(A+B) where A is the invoice price of the Relinquished WNOP if sold separately, and B is the total invoice price of any other active component or components in the combination, if sold separately by Wyeth.
                    (B) If the other active component or components in the combination are not sold separately by Wyeth, Net Sales, for the purpose of determining royalties on the Combination Products shall be calculated by multiplying actual Net Sales of such Combination Products by the fraction A/C where A is the invoice price of the Relinquished WNOP if sold separately and C is the invoice price of the Combination Product.
                    (C) If neither the Relinquished WNOP nor the Combination Product is sold separately by Wyeth, Net Sales for purposes of determining royalties on the Combination Products shall be calculated as above except that Immunex and Wyeth shall allocate values to the components A and B based upon a good-faith determination of the respective contributions of such components to the market value of the Combination Product.
          (l) Internal Sales. Sales between Wyeth and its Affiliates, sublicensees, or other designees or among its Affiliates and sublicensees, or other designees shall not be subject to royalties, but in such cases royalties shall be calculated upon Wyeth's, its sublicensees', Affiliates', or other designees' quarterly Net Sales to an unaffiliated third party.
          (m) One Royalty. The obligation to pay royalties shall be imposed only once with respect to the same unit of Relinquished WNOP.
          (n) Samples. No royalties shall accrue on disposition of reasonable quantities of Relinquished WNOP(s) for no charge as samples or donations to independent third parties.
          (o) Recoupment: The Product Agreement shall provide that, notwithstanding the principles set forth in Paragraphs 2.07(j)-(o), no earned royalties shall be due Immunex with respect to Net Sales of a Relinquished WNOP made prior to the date that Wyeth has fully recouped its development costs in the Immunex Territory with respect to such WNOP accrued from the date that Immunex relinquished its rights under Paragraph 2.07(i), as such costs are substantiated in accordance with applicable Wyeth accounting records which are in accordance with GAAP, consistently applied, in conjunction with allocation principles established by mutual agreement of the parties; and as such costs have been offset by any amounts received from third parties as non-refundable and non-creditable license fees or other non-offsetting consideration for the grant of marketing rights in the Immunex or Wyeth Territories or the use of data obtained in development activities in the Immunex or Wyeth Territories.
          (p) Additional Indications. The Product Agreement shall provide that, if a party elects to develop an additional or secondary indication for an Elected WNOP that the other party chooses not to support, the developing party shall retain all rights to the data it obtains in such independent development activities, subject to the non-developing party's right to acquire rights to use such data to prepare regulatory approval filings in its Territory upon payment to the developing party of a fee equal to [ * ] of the developing party's costs of conducting clinical studies and other activities related to such additional or secondary indication, such right to expire twelve (12) months from the date of the initial submission of a regulatory approval filing or registration package with respect to such indication.

                                ARTICLE 3.  PAYMENTS:

     3.01  Immunex Annual Payments to Wyeth:
          (a) In consideration of the annual grant of rights pursuant to Paragraph 2.01 hereof, Immunex shall pay to Wyeth an annual amount equal to:
               (i) [*] for the remainder of 1996; and
               (ii) for each year thereafter, $16 million adjusted by an amount based upon the percentage increase or decrease in the U.S. Consumer Price Index for the preceding year, as published by the U.S. Department of Commerce; provided however, that in no event shall the amount payable by Immunex for any year exceed 50% of Wyeth's actual expenditures on Wyeth Internal Discovery during such year.
          (b)  Immunex shall satisfy its payment obligations under subparagraph
(a) above by making payments in advance of each month. An annual reconciliation of Wyeth's actual expenditures on Wyeth Internal Discovery to Immunex's payments hereunder will be provided by Wyeth to Immunex within sixty (60) days following the end of each calendar year.

                     ARTICLE 4.  WYETH RIGHTS TO IMMUNEX PRODUCTS

     4.01 Wyeth Rights: The Board of Directors of Immunex shall determine, on a case by case basis, whether Immunex will market itself to the Health Care Market any Other Products, INOPs, Oncology Products, Elected WNOPs or Technology that it develops or acquires (the "Covered Products") in any country or countries in which Immunex has or acquires marketing rights. If the Board of Directors of Immunex determines that Immunex will not so market or will cease to so market any such Covered Product in any one or more such countries, Immunex shall offer Wyeth all such marketing rights to such Covered Product.
     4.02  Delivery of Notice:
          (a) Immunex shall provide prompt written notice to Wyeth of any such determination under Section 4.01, provided, however, that:
               (i) for Covered Products that are pharmaceutical or biological products having potential utility in treating human disease or conditions, such notice shall not be provided to Wyeth prior to the time that sufficient data is available to enable Wyeth to reasonably evaluate the safety and efficacy of such Covered Product for its intended use, which data shall include, at a minimum, preliminary clinical evidence of safety (I.E., completion of Phase I studies); and
               (ii) for Technology, such notice shall not be provided to Wyeth prior to the time that the criteria set forth in ANNEX I has been satisfied.
          (b) The notice provided pursuant to subparagraph (a) shall be accompanied by all pertinent data and other information available to Immunex, which shall be updated from time to time as appropriate during the period set forth in Paragraph 4.03.

     4.03 Commencement of Time Period: Upon the receipt of notice pursuant to Paragraph 4.02, the parties shall have a period of one hundred and eighty (180) days in which to establish mutually acceptable terms and conditions under which Wyeth shall acquire such marketing rights provided, however, that in the case of Oncology Products or INOPS such period shall be reduced to ninety (90) days. At the end of such period, if the parties are unable to establish such mutually acceptable terms and conditions, Immunex shall have the right to license such Covered Product to an unaffiliated third party on terms which, taken as a whole, are no less favorable to Immunex than those offered to Wyeth. If Immunex desires to enter into a license with an unaffiliated third party on terms that, taken as a whole, are more favorable to such third party than the terms offered to Wyeth, then Immunex shall not enter into an agreement with such third party unless it first offers such new terms to Wyeth. Wyeth shall have thirty (30) days from receipt of such additional offer to accept such new terms.

     4.04 Waiver of Rights: If the Board of Directors of Immunex makes the determination set forth in Paragraph 4.01 prior to the time that notice may be given pursuant to Paragraph 4.02, then, at the request of Immunex, Wyeth shall undertake to review all pertinent information available to Immunex, which shall be provided by Immunex to Wyeth, regarding any Covered Product and shall exempt from this Article 4 any such Covered Product that, in Wyeth's good faith determination, does not fit within its then current or anticipated product profile.
                             ARTICLE 5.  CONFIDENTIALITY

     5.01 Confidentiality: All information of whatever kind, in whatever form kept, relating to or developed during the term of this Agreement, including without limitation, all oral, written, electronic or other communications and other information, including any and all analyses or conclusions drawn or derived regarding the Materials, Field, Product(s), Intellectual Property, research programs, know-how, workplans, compounds, or either party's marketing, financial or other business plans or data, personnel, processes, formulations, analytical procedures, clinical procedures, methodologies, products, samples, specimens or functions (selectively and collectively "Information") that is owned or licensed to a party shall be possessed and used by the parties hereto, subject to the following terms and conditions:
          (a) Each party shall keep all Information in confidence and shall use Information solely in accordance with the terms and conditions of this Agreement. Absent prior written consent of the other party, neither party shall disclose any Information to any person or entity, except those of its officers, employees, clinical investigators, and consultants who require said Information to enable such party to perform obligations under this Agreement. The officers, employees, clinical investigators and consultants to whom Information is to be disclosed shall be advised by such party of, and bound directly and separately by the terms of this Agreement, wherever reasonably practicable.
          (b) The obligations of confidentiality and non-use set forth herein shall not apply to any Information that is (or subsequently becomes):
               (i) published or available to the general public otherwise than through a breach of this Agreement; or
               (ii) previously known to or independently developed by a party prior to entering into this Agreement; or
               (iii) disclosed to the receiving party by a third-party who has no obligation to the disclosing party of non-disclosure, or
               (iv) required by operation of law or regulation to be disclosed, including, without limitation, patent application filings.
          (c) In the event that either party is required by judicial or administrative process to disclose any Information, it shall promptly notify the other party and allow the other party a reasonable time to oppose such process before disclosing any Information, and to redact any portion of Information as may be permissibly redacted in accordance with such aforementioned process.

     5.02 Return of Information: Subject to a party's rights set forth herein, and upon termination of this Agreement as set forth in Article 8 hereof, a party that has received Information from the other party shall immediately return to the disclosing party all Information that it has received from the disclosing party, all notes that may have been made regarding said Information, and all copies thereof. The receiving party may retain one copy of each item of Information and notes regarding same, provided that said copy shall be retained and used solely for compliance purposes and shall be held in the receiving party's confidential files. For purposes of this Paragraph, Wyeth and Immunex shall each be considered the disclosing parties with respect to any Joint Intellectual Property.

     5.03 Survival: The confidentiality and non-use provisions contained herein shall remain effective during the term of this Agreement and for five (5) years thereafter.
                          ARTICLE 6. ACCOUNTING AND REPORTS

     6.01 True Accounts: Wyeth and/or its Affiliates, sublicensees, or other designees, as applicable, shall keep true accounts of Net Sales, third party revenues received from unaffiliated third parties, and of all sums payable under
Article 2 hereof and deliver to Immunex, within forty-five (45) calendar days after the end of each calendar quarter a written account, including quantities, of its such Net Sales that are subject to earned royalty payments together with the amount of the payment due for said calendar quarter.

     6.02 Payments: With each accounting required by this Article, Wyeth and/or its Affiliates, as applicable, shall also provide to Immunex, without deduction except where expressly permitted by this Agreement, all earned royalty payments due for the calendar quarter for which the accounting is made.

     6.03 Access to Records: Wyeth and/or its Affiliates, sublicensees, or other designees as applicable, shall keep accurate records in sufficient detail to enable the amounts due to Immunex to be determined. Upon request, Wyeth shall permit an independent, certified public accountant selected by Immunex, except one to whom Wyeth has a reasonable objection, to have access, on reasonable advance notice and during regular business hours, to records necessary to determine the correctness of any report or payment made in respect to any calendar quarter and obtain information as to the amount of royalties payable for any such period. Such examination shall be at the requesting party's sole expense, shall be under conditions of strict confidentiality and shall not take place more than once each calendar year. These rights with respect to any calendar quarter shall terminate two (2) years after the end of any such quarter.

     6.04 Research Expenditures: Wyeth shall each keep true and detailed accounts of all expenditures in furtherance of Wyeth Internal Research, in accordance with allocation principles established by mutual agreement of the parties which shall be in accordance with generally accepted accounting principles, consistently applied.

                                 ARTICLE 7.  CURRENCY

     7.01 U.S. Currency: All payments to be made under this Agreement shall be made in United States dollars by bank wire transfer in immediately available funds to a bank account designated by the party receiving the funds.

                               ARTICLE 8.  TERMINATION

     8.01 Term: This Agreement shall commence as of the Effective Date and shall continue in effect unless terminated as provided hereinbelow.

     8.02 Insolvency or Bankruptcy: Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement by written notice to the other party (the "insolvent party") in the event such other party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the insolvent party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the insolvent party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution or similar process against any substantial part of the property of the insolvent party, and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged.

     8.03 Rights in Bankruptcy: All rights and licenses under or pursuant to this Agreement by the parties are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that, as licensees of such rights under this Agreement, each shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Wyeth or Immunex under the U.S. Bankruptcy Code, the party which is not the bankrupt or insolvent entity shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by any non-insolvent party.

     8.04 Material Breach: Notwithstanding any other provision of this Article 8, failure by either party (the "defaulting party") to comply with any of the material obligations contained in this Agreement shall entitle the other party (the "nondefaulting party") to give to the defaulting party notice specifying the nature of the default and requiring it to cure such default. If the defaulting party disagrees with the existence, extent or nature of the default, the parties shall use good faith efforts to resolve the dispute. If (i) such default is not cured within sixty (60) days after the receipt of such notice or the date of such determination, as applicable, or (ii) if such default cannot be cured within such sixty (60) day period and if the defaulting party does not commence and diligently continue actions to cure such default or (iii) the parties have not otherwise resolved the dispute during such period, the nondefaulting party shall be entitled, except as otherwise specifically provided in this Agreement, without prejudice to any of its other rights conferred on it by this Agreement, to terminate this Agreement.

     8.05 Wyeth's Rights: If AHPC ceases to be a majority owner of Immunex, Wyeth may terminate this Agreement upon sixty (60) days' notice to Immunex.

     8.06 Accrued Rights, Surviving Obligations: Termination of this Agreement for any reason stated above shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination. Such termination shall not relieve either party from obligations which are expressly indicated to survive termination of this Agreement.

                           ARTICLE 9.  PUBLIC ANNOUNCEMENTS

     9.01 Advance Notice: If either party desires to, or is required by law to, make a public announcement concerning this Agreement or the subject matter hereof, such party shall give reasonable advance notice of the proposed text of such announcement to the other party for its review and approval. All written publications and other public announcements such as regulatory filings and approvals shall include the names of the parties, where appropriate.

                           ARTICLE 10.  INDEPENDENT PARTIES

     10.01 Obligations of the Parties: At all times during the term of this Agreement, Immunex, on the one hand, and Wyeth and Lederle, on the other hand, shall be deemed and shall in fact be independent of one another and neither shall be authorized or empowered hereby to act as the agent for the other party for any purpose whatsoever or, on behalf of the other, enter into any contract, warranty or representation as to any matter.

     10.02 AHPC, Wyeth and ACY shall not exercise or cause to be exercised any of ACY's rights set forth under Section 4.04 or 4.05 of the Governance Agreement to prevent or interfere with the exercise by Immunex of any rights provided to it under this Agreement.
                             ARTICLE 11.  EXPORT CONTROLS

     11.01 Legal Compliance: The parties acknowledge that both are subject to laws and regulations of the United States of America governing exportation of technical information, computer software, laboratory prototypes and other commodities and that the rights hereunder are contingent on compliance with all such laws and regulations. The transfer of certain technical data and commodities may require a license from the appropriate agency of the United States Government and neither party shall export such technical data or commodities to certain foreign countries to which export restrictions apply without the prior approval of such agency.

                           ARTICLE 12.  TRANSITION MATTERS

     12.01  Termination of Research and Development Agreement:
          (a) As of the Effective Date, (i) the Research and Development Agreement and all licenses and other rights granted or conveyed therein shall terminate and be of no further force or effect; (ii) except as provided in this Agreement or contemplated by subparagraph (c) below, Immunex shall cease funding of all oncology research and development by ACY and its Affiliates thereunder. The parties to the Research and Development Agreement hereby release each other and their respective Affiliates from and against all claims arising out of or claimed to arise out of the Research and Development Agreement.
          (b) Any notice given prior to the Effective Date by Immunex to ACY pursuant to Section 3.2 of the Research and Development Agreement shall be deemed to be null and void except to the extent that ACY has, prior to the Effective Date, expressly exercised or relinquished its rights thereunder.
          (c) The parties shall negotiate and set forth definitively the terms and conditions of license and product development agreement(s) suitable to govern the continued development of the Products in the Field listed on
Schedule 12.01. To the extent appropriate, the principles set forth in Paragraph 2.07(a)-(o) shall apply to such license and product development agreements.
                              ARTICLE 13.  MISCELLANEOUS

     13.01 Waivers: Any term or condition of this Agreement may be waived or qualified at any time by the party entitled to the benefit thereof by a written instrument that specifically identifies this Agreement and the term or condition to be waived or qualified and is executed by a duly authorized officer of said party. No delay or failure on the part of either party in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of such rights or of any other rights hereunder.

     13.02 Governing Law: With the exception of patent matters which shall be governed by application of national patent laws, this Agreement shall be construed and the respective rights of the parties hereto determined in accordance with the laws of the State of New Jersey and of the United States.

     13.04 Assignment: Neither party may assign this Agreement in whole or in part without the prior written consent of the other, provided that in the event of any purchase, reorganization, merger or consolidation involving a party, such party may assign its rights and obligations under this Agreement to any person or entity that is the purchaser of or successor in interest to all or substantially all of its business and assets. Any assignment in violation of this provision shall be void. Subject to the foregoing, any reference to Immunex or Wyeth in this Article shall be deemed to include the successors thereto and assigns thereof.

     13.06 Severance: If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, all other provisions shall continue in full force and effect.

     13.07  Notices:
           (a) Notices to AHPC, Wyeth, ACY or Lederle shall be addressed to:

               Wyeth-Ayerst Research
               555 E. Lancaster
               St. Davids, PA  19087
               Attention:  Senior Vice President-Global Business Development

     Copy to:  AMERICAN HOME PRODUCTS CORPORATION

               Five Giralda Farms
               Madison, New Jersey 07940
               Attention:  Senior Vice President and General Counsel

     Notices to Immunex shall be addressed to:

               IMMUNEX CORPORATION
               51 University Street
               Seattle, Washington  98101
               Attention:  President

     Copy to:  General Counsel at the same address.
          (b) Any notice required or provided for by the terms of this Agreement shall be in writing, addressed in accordance with this Paragraph, and sent by registered or certified mail, return receipt requested, postage prepaid or by express courier services providing evidence of delivery. The effective date of any notice shall be the date of receipt by the receiving party.

     13.08 Force Majeure: No failure or omission by the parties hereto in the performance of any obligation under this Agreement shall be deemed a breach hereof or create any liability if the same arises from any cause beyond the control of the parties including, but not limited to, the following: act of God; acts or omissions of any government; any rule, regulation or order issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; or strike, lockout or other work stoppage provided that such failure or omission is cured as soon as is practicable after the occurrence of the force majeure.

     13.09 Entire Agreement: This Agreement, together with any Annexes and Schedules attached hereto and expressly incorporated herein constitutes the entire agreement between the parties relative to the subject matter hereof and supersedes all previous arrangements whether written or oral. Any amendment or modification to this Agreement shall be of no effect unless made in a writing that specifically references this Agreement and signed by both parties.
                                         -23-

IN WITNESS WHEREOF the parties, intending to be bound hereby, have caused their duly authorized representatives to execute this Agreement.

                                             AMERICAN HOME PRODUCTS CORPORATION


                                             By:  /s/ Joseph J. Carr
                                                  ---------------------
                                             Its  Senior Vice President
                                                  ---------------------

                                             AMERICAN CYANAMID COMPANY



                                             By:  /s/ Joseph J. Carr
                                                  ---------------------
                                             Its  Senior Vice President
                                                  ---------------------

                                             IMMUNEX CORPORATION



                                             By:  /s/ Edward V. Fritzky
                                                  ---------------------
                                                  Edward V. Fritzky
                                                  Chairman and Chief Executive
                                                  Officer

                                                                        ANNEX I
                        CRITERIA FOR TRIGGERING AHP'S ROFR TO
                                     "TECHNOLOGY"

When TECHNOLOGY is a SUBSTANCE (but not a Product, in which case the Product ROFR criteria obtains), such as a protein:

     -    STRUCTURE

          FOR PROTEINS OTHER THAN ANTIBODIES, THIS SHALL MEAN THE NATURAL PROTEIN HAS BEEN ISOLATED AND PURIFIED AND IMMUNEX IS WORKING ON ELUCIDATING THE AMINO ACID SEQUENCE AND CLONING THE DNA

          FOR POLYCLONAL ANTIBODIES, THIS SHALL MEAN THAT THE ANTIGEN BOUND BY THE ANTIBODIES HAS BEEN IDENTIFIED AND IMMUNEX HAS ISOLATED THE ANTIGEN IN A FORM SUFFICIENTLY PURE TO BE USED TO RAISE ADDITIONAL POLYCLONAL ANTIBODIES


          FOR A MONOCLONAL ANTIBODY, THIS SHALL MEAN THAT THE ANTIGEN BOUND BY THE ANTIBODY HAS BEEN IDENTIFIED AND IMMUNEX HAS ISOLATED A HYBRIDOMA SUITABLE FOR SUSTAINED PRODUCTION OF THE MONOCLONAL ANTIBODY

     - SCIENTIFICALLY ACCEPTABLE EVIDENCE THAT SUBSTANCE FUNCTIONALLY RELATES TO DISEASE STATE OR BIOLOGICAL PROCESS

          E.G., FOR GENES AND THE PROTEINS THEY ENCODE, THIS SHALL INCLUDE SCIENTIFIC EVIDENCE SUCH AS THAT PROVIDED BY A KNOCK-OUT MOUSE MODEL, ANTISENSE INHIBITION, ANTIBODY INHIBITION OR DOMINANT NEGATIVE MUTATIONS THAT ARE CAPABLE OF DEMONSTRATING THE BIOLOGICAL EFFECT OF ALTERING OR ABLATING PROTEIN FUNCTION, IN VITRO DEMONSTRATION THAT CERTAIN SUBSTANCES SPECIFICALLY MODULATE THE ACTIVITY OF THE GENE OR PROTEIN IT ENCODES, AND THE LIKE, AS APPROPRIATE; FOR SMALL MOLECULES THIS SHALL INCLUDE STRUCTURE-FUNCTIONAL ACTIVITY DATA, POTENCY INFORMATION, AND THE LIKE, AS APPROPRIATE; AND FOR POLYCLONAL OR MONOCLONAL ANTIBODIES, SCIENTIFIC EVIDENCE THAT A DIAGNOSTIC ASSAY USING THE

          ANTIBODIES CAN BE USED TO DETECT A DISEASE STATE OR OTHER BIOLOGICAL CONDITION DESIRED TO BE DETECTED
Criteria to also include the following when entity to be developed is a RECOMBINANT PROTEIN:

               - INDICIA THAT PROTEIN WILL BE CAPABLE OF SUCCESSFUL RECOMBINANT EXPRESSION

               - IN VITRO PROFILE COMPARISON OF RECOMBINANT PROTEIN TO NATIVE PROTEIN (E.G., BINDING ACTIVITY AND SPECIFICITY AND OTHER PARAMETERS AS APPROPRIATE)

               - IF PURIFIED NATURAL PROTEIN IS NOT PRACTICALLY AVAILABLE (E.G., TPO) OTHER EVIDENCE THAT THE RECOMBINANT PROTEIN IS BIOLOGICALLY ACTIVE MAY BE EMPLOYED
     -    PATENT APPLICATION FILED

When TECHNOLOGY is a METHODOLOGY:

     - SCIENTIFICALLY ACCEPTABLE EVIDENCE THAT METHODOLOGY HAS COMMERCIAL AND/OR RESEARCH TOOL SIGNIFICANCE

          E.G., FOR EXPRESSION SYSTEMS, PURIFICATION SYSTEMS AND THE LIKE, THIS SHALL INCLUDE DATA SUPPORTING ENHANCED YIELDS OF EXPRESSION OR PURIFICATION OR DEMONSTRATION OF EXPRESSION OR PURIFICATION THAT HAD NOT BEEN PREVIOUSLY OBTAINABLE, AND THE LIKE, AS APPROPRIATE

          FOR MOLECULAR SCREENING TARGETS, E.G., TACE, THIS SHALL INCLUDE MEANINGFUL DATA SHOWING THAT INHIBITION OR POTENTIATION OF THE BIOLOGICAL FUNCTION OF THE TARGET WILL HAVE A POTENTIALLY USEFUL EFFECT IN MODULATING A DISEASE STATE OR BIOLOGICAL PROCESS, FOR EXAMPLE, GROWTH, DEVELOPMENT OR REPRODUCTION

     -    PATENT APPLICATION FILED

          UNLESS INAPPROPRIATE BECAUSE STRATEGY IS TO MAINTAIN SUCH PROPRIETARY METHODOLOGY AS A TRADE SECRET

                                    SCHEDULE 12.01

     .    Leucovorin Liquid

     .    Flt 3 Ligand

     -    Thioplex II

     -    L-Leucovorin

     -    Mitomycin

     -    Etoposide

     -    Thioplex

     -    Novantrone (new indications such as prostate cancer, NHL)